Exhibit 99.2

Cyence, Inc.

Table of Contents

Financial Information
Condensed Consolidated Balance Sheet as of July 31, 2017 (unaudited) and January 31, 2017	1
Condensed Consolidated Statement of Operations and Comprehensive Loss for the six months ended July 31, 2017 and 2016 (unaudited)	2
Condensed Consolidated Statement of Stockholders’ Equity for the six months ended July 31, 2017 (unaudited)	3
Condensed Consolidated Statement of Cash Flows for the six months ended July 31, 2017 and 2016 (unaudited)	4
Notes to Condensed Consolidated Financial Statements (unaudited)	5-14

Cyence, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value and shares data)

	(unaudited) July 31, 2017	January 31, 2017
ASSETS

Current assets
Cash and cash equivalents	$18,824	$25,345
Accounts receivable, net	3,141	2,331
Prepaid expenses and other current assets	1,002	976
Total current assets	22,967	28,652

Property and equipment, net	134	135
Deposits and other non-current assets	323	359
Goodwill	148	148

Total assets	$23,572	$29,294

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$422	$510
Accrued expenses and other current liabilities	2,117	1,941
Deferred revenue, current	3,279	3,217
Total current liabilities	5,818	5,668
Other long-term liabilities	15	—
Total liabilities	5,833	5,668
Commitments and contingencies (Note 7)
Stockholders' equity
Series A convertible preferred stock, $0.001 par value; 16,666,663 shares authorized; 16,666,663 shares issued and outstanding (liquidation preference: $5,800)	5,709	5,709
Series B convertible preferred stock, $0.001 par value; 13,972,054 shares authorized; 12,779,576 shares issued and outstanding (liquidation preference: $32,013)	31,807	31,807
Common Stock, $0.001 par value; 50,000,000 authorized; and 13,862,607 and 13,516,629 shares issued and outstanding at July 31, 2017 and January 31, 2017, respectively	12	12
Additional paid in capital	500	254
Stockholders' notes receivable	(120)	(60)
Accumulated other comprehensive loss	(2)	(2)
Accumulated deficit	(20,167)	(14,094)
Total stockholders' equity	17,739	23,626
Total liabilities and stockholder equity	$23,572	$29,294

See accompanying notes to condensed consolidated financial statements.

Cyence, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands)
(unaudited)

	Six Months Ended July 31,
	2017	2016
Revenue	$4,593	$2,270
Cost of revenue	923	469
Gross profit	3,670	1,801

Operating expenses:
Research and development	5,880	3,964
Selling and marketing	2,674	1,336
General and administrative	1,182	712
Total operating expenses	9,736	6,012

Operating loss	(6,066)	(4,211)

Other income (expenses):
Interest and other income, net	2	(13)

Loss before income taxes	(6,064)	(4,224)

Provision for income taxes	9	2
Net loss	$(6,073)	$(4,226)

Other comprehensive loss:
Foreign currency translation adjustment	—	(1)
Total other comprehensive loss	—	(1)

Comprehensive loss	$(6,073)	$(4,227)

See accompanying notes to condensed consolidated financial statements.

Cyence, Inc.
Condensed Consolidated Statement of Stockholders' Equity
(in thousands, except shares data)
(unaudited)

							Shareholder Notes Receivable	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit
	Series A		Series B		Common Stock						Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balances, January 31, 2017	16,666,663	$5,709	12,779,576	$31,807	13,516,629	$12	$(60)	$254	$(2)	$(14,094)	$23,626
Issuance of common stock upon exercise of stock options	—	—	—	—	6,250	—	—	5	—	—	5
Vesting of early exercised stock options	—	—	—	—	339,728	—	—	84	—	—	84
Issuance of shareholder notes receivable	—	—	—	—	—	—	(60)	—	—	—	(60)
Stock-based compensation	—	—	—	—	—	—	—	157	—	—	157
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	(6,073)	(6,073)
Balances, July 31, 2017	16,666,663	$5,709	12,779,576	$31,807	13,862,607	$12	$(120)	$500	$(2)	$(20,167)	$17,739

See accompanying notes to condensed consolidated financial statements.

Cyence, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended July 31,
	2017	2016
Cash flows from operating activities
Net loss	$(6,073)	$(4,226)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	38	22
Stock-based compensation	157	45
Accrued interest on debt converted to equity	—	130
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	(810)	(853)
Other current assets and long-term assets	9	(405)
Accounts payable	(88)	60
Accrued expenses and other current liabilities	117	385
Long-term liabilities	15	(4)
Deferred revenue	62	348
Net cash used in operating activities	(6,573)	(4,498)

Cash flows from investing activities
Payment for purchases of property and equipment, net	(36)	(54)
Payment of acquisition of Psiog, net of cash acquired	—	(144)
Net cash used in investing activities	(36)	(198)

Cash flows from financing activities
Proceeds from early exercises of common stock options	88	5
Proceeds from exercises of common stock options	5	—
Proceeds from Series B, net of issuance costs	—	25,427
Payments to repurchase early exercised stock options	(4)	—
Net cash provided by financing activities	89	25,432

Effect of exchange rate changes on cash and cash equivalents	(1)	(1)

Net increase (decrease) in cash and cash equivalents	(6,521)	20,735

Cash and cash equivalents, beginning of period	25,345	7,440

Cash and cash equivalents, end of period	$18,824	$28,175

Supplemental disclosures of non-cash investing and financing activities:
Cash paid for income taxes	$10	$—
Vesting of early exercised stock options	$84	$27

See accompanying notes to condensed consolidated financial statements.

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

1.	Organization and Description of Business

Organization

Cyence Inc. (with its subsidiaries, collectively referred to as “the Company”) was incorporated on August 20, 2014 in the state of Delaware under the name of CyberSkore Inc. and was renamed Cyence Inc. on September 18, 2014. The Company is a cloud-based provider of economic cyber risk modeling services that quantifies cyber risk in probabilities and dollars. The Company brings together data science, cybersecurity, and economics to build a unique analytics platform that quantifies the financial impact of cyber risk. The Company’s services are used by leaders across the insurance industry to prospect and select risks, assess and price risks, manage risk portfolios and accumulations, and bring new insurance products to market. The Company’s customers include insurance brokers, rating agencies, regulators, insurers, and reinsurers.

The Company is headquartered in San Mateo, California with operations in New York, New York; Chennai, India; and London, United Kingdom.

Certain Significant Risks and Uncertainties

The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors. Management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: ability to obtain additional financing; advances and trends in new technologies and industry standards; changes in certain strategic relationships or customer relationships; market acceptance of the Company's products; continued development of sales channels; litigation or other claims against the Company; the hiring, training and retention of key employees; and new product introductions by competitors.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Cyence Inc. and its wholly-owned subsidiaries, SM Insurance Solutions LLC (incorporated in the State of Delaware, U.S.), Cyence India Private Limited (incorporated in India), and Cyence Ltd (incorporated in the U.K.). The Company has eliminated all intercompany accounts and transactions.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP) and applicable rules. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the audited annual financial statements at January 31, 2017. The condensed consolidated balance sheet as of January 31, 2017 included in these financial statements has been derived from the audited financial statements. There have been no changes in the significant accounting policies from those that were disclosed in the audited consolidated financial statements for the fiscal year ended January 31, 2017.

In the opinion of management, the unaudited interim condensed consolidated financial statements include all the normal recurring adjustments necessary to present fairly the condensed consolidated financial statements. The results of operations for the six months ended July 31, 2017 and 2016 were not necessarily indicative of the operating results for the full fiscal year or any future periods.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosures regarding these items. Significant items subject to such estimates and assumptions include, but are not limited to: the best estimate of selling price of the deliverables included in multiple-deliverable revenue arrangements; the collectability of accounts receivable; the fair value of assets acquired and liabilities assumed for business combinations; the realizability of deferred tax assets; the fair value of stock-based awards and related forfeiture rates; and the capitalization and estimated useful life of software development costs.

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

Concentrations

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents with major financial institutions that management believes are of high credit quality; however, at times, balances exceed federally insured limits.

As of July 31, 2017, three customers represented 26%, 20%, and 10%, respectively, of total gross accounts receivable. As of January 31, 2017, three customers represented 32%, 28%, and 18%, respectively, of total gross accounts receivable.

For the six months ended July 31, 2017, one customer represented 12% of total revenue. For the six months ended July 31, 2016, four customers represented 24%, 12%, 12% and 11%, respectively, of total revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less at the time of purchase to be cash equivalents. As of July 31, 2017 and January 31, 2017, cash and cash equivalents consist of cash and money market accounts with banks of $18.8 million and $25.3 million, respectively. The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of the maturities.

Accounts Receivable, Unbilled Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized customer obligations due under specific customer agreements and/or contracts. Payment terms vary with each customer, but the majority of contracts provide for payment within 30 - 90 days of invoice date with no discounts offered.

Unbilled accounts receivable represents revenue recognized but amounts not yet invoiced due to contract terms, timing of customers’ self-reporting of variable consideration, or timing of the invoicing cycle. As of July 31, 2017 and January 31, 2017, unbilled accounts receivable is included in Accounts receivable, net and was $1.2 million and $1.3 million, respectively.

The allowance for doubtful accounts is determined based on specific identification of balances, the collection of which, in management’s opinion, is doubtful. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of July 31, 2017 and January 31, 2017, the Company recorded an allowance for doubtful accounts of nil and $17,000, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in connection with business combinations accounted for using the purchase method of accounting.

Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has one reporting unit and evaluates goodwill for impairment at the consolidated entity level. The Company completed the annual impairment test in the fourth quarter of the fiscal year ended January 31, 2017, which did not result in any impairment of the goodwill balance. There were no events or changes in circumstances during the six months ended July 31, 2017 that indicated a need for an interim goodwill impairment test. The Company did not recognize any impairment loss during the six months ended July 31, 2017 and 2016. The carrying amount of goodwill as of July 31, 2017 and January 31, 2017 was $148,000.

Revenue Recognition

The Company derives its revenue from two sources:

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

1.
Subscription services - Subscription revenue consists of subscription fees from customers for access to the Company’s cloud-based platform and variable consideration from customers calculated as a percentage of gross premiums written by customers during the subscription term. The contractual term is generally one to three years.

2.
Consulting services - Consulting services consist of fees associated with risk assessments and written report documentation as agreed upon in the corresponding service agreement. The Company’s consulting services contracts are offered at a fixed fee or on a time and materials basis, and are generally delivered within one year of the date of the arrangement. Revenue derived from consulting services was immaterial for the six months ended July 31, 2017 and 2016.

Revenue is recognized when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists;

•	The service has been or is being provide to the customer;

•	Fees are fixed or determinable; and

•	Collectability is reasonably assured.

Multiple Deliverable Arrangements

Revenue from customers is generated under sales agreements with multiple deliverables, comprised of subscription services and associated support services, such as free best-use training and as-needed access to a solution architect. For these multiple deliverable arrangements, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple-deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. The Company has determined that the support services do not have standalone value independent of the subscription services. In determining the best estimated selling price of the subscription offerings, the Company analyzes market conditions and its overall pricing practices. The Company has determined that the best estimate of the selling price of its subscription services approximates the actual selling prices of the offerings. Revenue is recognized based on consideration of the subscription services, which represents the predominant deliverable in the arrangement.

Fees for the subscription and associated services within multiple deliverable arrangements are non-contingent and are recognized over the contractual term of the arrangement beginning on the date that the service is made available to the customer. Our subscription arrangements are considered service contracts, and the customer does not have the right to take possession of the software.

In addition to fixed subscription fees, subscription contracts may also include variable consideration ranging from 1% to 4% of gross premiums written by customers during the subscription term. The customer is obligated to provide information related to gross written premiums to the Company annually at the end of each subscription year, when the variable consideration is generally due and payable. The Company does not recognize variable revenue until the end of each annual subscription term, when the variable fees are fixed and determinable.

Cost of Revenue

Cost of subscription revenue primarily consists of direct expenses related to hosting the Company's service and providing support to the Company's customers. These expenses are comprised of third-party web hosting costs, data and software license subscription costs, and personnel-related expenses associated with hosting our subscription services and providing support consisting of allocated salaries, benefits, and travel costs.

Cost of consulting services consists primarily of the cost of third-party subcontractors or personnel-related costs associated with providing these services, including salaries and benefits. These costs are generally expensed as incurred.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition and are recognized as the revenue recognition criteria are met. The Company generally invoices its customers annually or in quarterly installments payable in advance. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable arrangements. The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

one year from the balance sheet date. The Company did not have any long-term deferred revenue as of July 31, 2017 and January 31, 2017.

Stock-Based Compensation

The Company recognizes compensation expense for all stock options based on the estimate of fair value of the award at the grant date. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model. As required by the model, at the date of grant, the Company determines the fair value of the underlying common stock, the expected term of the award, the expected volatility of the price of comparable public companies, risk-free interest rates, and expected dividend yield. At the time of grant, the Company also estimates forfeitures based on an analysis of actual historical forfeitures, and revises, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The compensation expense, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Income Taxes

The Company accounts for income taxes using an asset and liability approach. Under this method, the tax provision includes taxes currently due plus the net change in deferred tax assets and liabilities. Deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refund received, as provided for under currently enacted tax law. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, is not expected to be realized.

For financial statement disclosure of tax positions taken or expected to be taken on a tax return. The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

3.	Fair Value of Financial Instruments

The Company assesses the fair value of financial instruments based on the provisions of Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which establishes a hierarchy that is based on three levels of inputs and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value:

•	Level 1: Quoted prices in active markets for identical assets or liabilities;

•
Level 2: Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data; and

•	Level 3: Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

The following tables represent the fair value hierarchy for the financial assets and liabilities held by the Company measured at fair value on a recurring basis at July 31, 2017 and January 31, 2017 (in thousands):

	As of July 31, 2017
	Level 1	Level 2	Level 3	Total
Money market funds	$18,618	$—	$—	$18,618
Total financial assets	$18,618	$—	$—	$18,618

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

	As of January 31, 2017
	Level 1	Level 2	Level 3	Total
Money market funds	$25,266	$—	$—	$25,266
Total financial assets	$25,266	$—	$—	$25,266

4.	Property and Equipment

Property and equipment consist of the following (in thousands):

	July 31, 2017	January 31, 2017
Computers	$196	$169
Furniture and fixtures	45	35
Leasehold improvements	10	10
	251	214
Less: accumulated depreciation	(117)	(79)
Property and equipment, net	$134	$135

Depreciation and amortization expense for the six months ended July 31, 2017 and 2016 amounted to $38,000 and $22,000, respectively.  The Company had no recognized gains or losses on disposal of long-lived assets during the six months ended July 31, 2017 and 2016.

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	July 31, 2017	January 31, 2017
Accrued compensation and benefits	$839	$591
Accrued sales taxes payable	361	394
Accrued cloud hosting and data costs	318	256
Accrued referral fees	247	281
Accrued other liabilities	352	419
Total	$2,117	$1,941

6.	Stockholders’ Notes Receivable

In August 2016, the Company granted loans to two non-executive employee shareholders to purchase the Company’s stock, each for the amount of $30,000. The recourse loans are repayable in February 2019, and interest on these loans is the mid-term applicable federal rate, compounded semi-annually, with a deferral of the interest payment until the payment of the loan.

In February 2017, the Company granted loans to two executive employee shareholders to purchase the Company’s stock, each for the amount of $30,000. The recourse loans are repayable in May and August 2021, respectively, and interest on these loans is the mid-term applicable federal rate, compounded semi-annually, with a deferral of the interest payment until the payment of the loan.

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

During the six months ended July 31, 2017 and 2016, interest accrued for these loans was immaterial. The loans aggregating to $120,000 and $60,000 are recorded as amounts receivable within the statement of stockholders’ equity as of July 31, 2017 and January 31, 2017, respectively.

7.	Commitments and Contingencies

Operating Leases

In October 2014, the Company entered into a lease for its headquarters in San Mateo, California for an initial term expiring in May 2016. In July and August 2015, the Company added additional premises and extended the lease term to expire in November 2017. In March 2017, the Company extended the lease term for 24 months to November 31, 2019. In September 2016, the Company entered into a month-to-month sub-lease agreement for its office in New York. In October 2016, the Company entered into a lease for its office in Chennai, India that expires in October 2021. The Company recognizes rent expense on a straight-line basis over the term of the lease.

Future minimum lease payments under these non-cancelable operating leases are as follows as of July 31, 2017 (in thousands):

2018 (remaining six months)	$228
2,019	466
2,020	409
2,021	67
2,022	50
$1,220

Rent expense amounted to $244,000 and $194,000 for the six months ended July 31, 2017 and 2016, respectively.

Litigation

In the ordinary course of business, the Company is potentially involved in litigation incidental to its business, certain of which include speculative claims for substantial or indeterminate amounts of damages. The Company records a liability when it believes that a loss is both probable and reasonably estimable. The Company reviews each of its legal proceedings to determine whether it is probable, reasonably possible or remote that a liability has been incurred and, if it is at least reasonably possible, whether a range of loss can be reasonably estimated. Significant judgment is required to determine both the likelihood of there being a loss and the estimated amount of a loss. The Company’s management is not aware of any pending legal proceeding or other loss contingency, whether asserted or unasserted, affecting the Company for which it might become liable or the outcome of which management expects to have a material impact on the Company. However, the outcome of legal matters is inherently unpredictable and subject to significant uncertainties.

8.	Preferred Stock

Based on the amended articles of incorporation dated February 5, 2016, the Company is authorized to issue 30,638,717 shares of preferred stock.  The preferred stock authorized may be issued from time to time in one or more series. At both July 31, 2017 and January 31, 2017, the designated series of preferred stock are as follows (in thousands, except share data):

Series	Shares Authorized	Shares Issued and Outstanding	Proceeds, Net of Issuance Costs	Liquidation Preference
A	16,666,663	16,666,663	$5,709	$5,800
B	13,972,054	12,779,576	30,427	32,013
Total	30,638,717	29,446,239	$36,136	$37,813

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

The rights, preferences, and privileges of the holders of the Convertible Series A Preferred Stock (“Series A”) and the Convertible Series B Preferred Stock (“Series B”) are as follows:

Voting

Each holder of preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder would convert. The holders of Series A, voting as a separate class, are entitled to elect one member of the Company’s Board of Directors. The holders of Series B, voting as a separate class, are entitled to elect one member of the Company’s Board of Directors.

Dividends

The holders of outstanding shares of preferred stock shall be entitled to receive, on pro-rata and pari passu basis, non-cumulative dividends, when and if declared by the Board of Directors at the dividend rate specified for each series of preferred stock. No dividends shall be paid on the common stock unless dividends on the preferred stock have been declared and paid or set aside for payment to the preferred stock holders. The dividend rate is an annual rate of $0.028 per share for Series A preferred stock and $0.200 for Series B preferred stock. No dividends have been declared as of July 31, 2017 and January 31, 2017.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock by reason of their ownership of such stock, (i) an amount per share for each share of preferred stock held by them equal to the sum of (x) the liquidation preference specified for such share of preferred stock and (y) all declared but unpaid dividends (if any) on such share of preferred stock, or such lesser amount as may be approved by the holders of the majority of the holders of the outstanding shares of preferred stock (voting together as a single class on an as-converted basis); or (ii) such amount per share as would have been payable to the holders of the preferred stock had such holder converted such shares into common stock before closing. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the preferred stock are insufficient to permit the payment to such holders of the full amounts of the liquidation preferences as specified herein, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the preferred stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to the liquidation preferences as specified herein.

Conversion

Each share of preferred stock is convertible, at the option of the holder, into that number of fully paid shares of common stock determined by dividing the original issue price for the relevant series by the conversion price for such series. The conversion prices are $0.348 for Series A preferred stock, and $2.505 for Series B preferred stock.

Each share will automatically convert into fully paid shares of common stock at the then effective conversion rate for each share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, at a value in excess of $50.0 million, or (ii) upon the receipt by the Company of a written request of such conversion of at least a majority of the preferred stock then outstanding (voting together as a single class on an as-converted basis), or, if later, the effective date for conversion specified in such request.

9.	Common Stock

The Company has authorized 50,000,000 shares of common stock, par value $0.001. Each holder of shares of common stock are entitled to one vote for each share thereof held. The holders of common stock, voting as a separate class, are entitled to elect two members of the Company’s Board of Directors. Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and preferred stock, voting together as a single class on an as-converted basis.

10.	Stock Option Plan

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

In 2014, the Company adopted the 2014 Equity Incentive Plan (the "2014 Plan"). In September 2016, the Board of Directors approved certain amendments to the 2014 Plan. Options granted under the 2014 Plan may be either incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock or restricted stock units. Incentive stock options ("ISOs") may be granted only to employees. Non-statutory stock options ("NSOs"), stock appreciation rights, restricted stock, and restricted stock units may be granted to employees and service providers. Options under the 2014 Plan may be granted for periods of up to ten years. The exercise price of ISOs, NSOs, stock appreciation rights, restricted stock, and restricted stock units shall not be less than 100% of the estimated fair value of the common shares on the date of grant, respectively, as determined by the Board of Directors. The per share exercise price of an ISO granted to a stockholder representing more than ten percent of the voting power of all classes of stock of the Company, shall not be less than 110% of the estimated fair value of the common shares on the date of grant. Options generally vest over a period of four years or shorter term as provided in the award agreement.

The Company allows for the early exercise of options granted under the 2014 Plan prior to vesting. The unvested shares are subject to the Company’s repurchase right at the original purchase price. The proceeds initially are recorded as an accrued liability from the early exercise of stock options (see Note 5, Accrued Expenses and Other Current Liabilities), and reclassified to common stock as the Company’s repurchase right lapses. The Company allows for the early exercise of options granted under the 2014 Plan prior to vesting. At July 31, 2017 and January 31, 2017, there were unvested shares in the amount of 1,062,211 and 1,279,856, which were subject to repurchase at an aggregate price of approximately $213,000 and $152,000, respectively.

The following table summarizes stock option activity under the 2014 Plan for the six months ended July 31, 2017:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Stock Options
Outstanding at January 31, 2017	2,969,187	$0.48	$0.21
Granted	1,270,500	0.79	0.35
Exercised	(187,500)	0.82	0.31
Cancelled/Forfeited	(229,687)	0.38	0.39
Outstanding at July 31, 2017	3,822,500	$0.57	$0.24

The following table summarizes information about currently outstanding and vested stock options at July 31, 2017:

Option Outstanding			Options Vested
Exercise Price	Number of Options	Weighted-Average Remaining Contractual Life (Years)	Number of Options	Weighted Average Exercise Price
$0.06	1,237,500	8.0	572,912	$0.06
0.80	1,499,500	9.1	171,566	0.80
0.84	1,085,500	9.8	1,666	0.84
$0.57	3,822,500	9.0	746,144	$0.23

At July 31, 2017, the Company had 514,404 remaining shares available for grant under the 2014 Plan.

At July 31, 2017, the aggregate intrinsic value of currently exercisable options was $950,000 and the weighted-average remaining contractual term of those options was 8.2 years. The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the fair value of common stock at July 31, 2017 of $0.84 per share.

The intrinsic value of stock options exercised during the six months ended July 31, 2017 was nil.

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

The estimated grant date fair values of stock options were calculated using the Black-Scholes option pricing model, based on the following assumptions:

Six Months Ended July 31, 2017
Expected term	5.47 - 10.00 years
Market price	$0.84
Grant price	$0.06 - 0.84
Volatility	36.4% - 42.4%
Risk free interest rate	1.9% - 2.3%
Dividends	—

The risk-free interest rate is based on U.S. Treasury rates in effect during the corresponding period of grant.  The expected term of the options granted to employees was estimated by taking the average of the vesting and the contractual terms of the options.  The expected term of the options granted to non-employees is the remaining contractual life. The Company estimated its future stock price volatility based upon the volatility of comparable public companies having securities with observable trading histories. As a private company, with no trading activity of the Company's options or stock, management feels this is the best estimate of expected volatility. The Company has never declared or paid cash dividends and does not plan to pay cash dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero. The Company estimated the forfeiture rate based on an analysis of our actual forfeitures.

Unrecognized stock-based compensation expense relating to stock options was $795,000 at July 31, 2017, which is expected to be recognized over a weighted-average period of 3.1 years.

The fair values of stock options granted are recognized as compensation expense in the statement of operations over the related vesting periods. The following table presents stock-based compensation expense included in the Company’s condensed consolidated statements of operations and comprehensive loss (in thousands):

	For the Six Months Ended July 31,
	2016	2017
Research and development	$51	$22
Sales and marketing	69	15
General and administrative	37	8
	$157	$45

11.	Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes due for the current period, plus changes in deferred taxes. Deferred taxes relate primarily to differences between the basis of property and equipment for financial and income tax reporting purposes and net operating loss carry forwards. Deferred taxes represent the estimated consequences of those differences on the Company's tax filings, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The Company has had net operating losses since inception. The income tax provision for the six months ended July 31, 2017 and 2016 relates to the foreign subsidiaries and state minimum taxes.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the available objective evidence, management believes it is more likely than not that all of its net deferred tax assets may not be realized in the future.

Cyence, Inc.

Notes to Condensed Consolidated Financial Statements
(unaudited)

12.	Subsequent Events

In August 2017, the Company entered into a lease for an office in London, United Kingdom that expires in September 2018.

In August 2017, the Board of Directors signed a letter of intent contemplating an acquisition of the Company by Guidewire Software, Inc (Guidewire).

On October 5, 2017, the Board of Directors approved the Agreement and Plan of Reorganization (Merger Agreement) between Cyence and Guidewire. Total consideration for the acquisition is approximately $275 million, or $265 million net of $10 million cash on hand, subject to customary transaction adjustments. Consideration provided at closing will consist of net cash of approximately $140 million and approximately 1.6 million shares of newly issued Guidewire common stock. Of those shares, approximately 260,000 are in the form of deferred equity consideration, which are subject to the achievement of certain retention and operating milestones. The closing of the Merger Agreement is subject to customary closing conditions, including regulatory approvals.

The Company has evaluated subsequent events through October 23, 2017, the date at which these condensed consolidated financial statements were available to be issued and determined that there were no other items to adjust or disclose.